MIRION TECHNOLOGIES, INC. EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT
This PARTICIPATION AGREEMENT (“Agreement”) is effective as of August 7, 2023 (the “Effective Date”), by and between Mirion Technologies, Inc., a Delaware corporation (the “Company”), [EMPLOYER] (the “Employer”) and Alison Ulrich (“Participant”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Mirion Technologies, Inc. Executive Severance Plan (the “Plan”).
WHEREAS, Participant is presently employed as the Chief Human Resources Officer of the Company; and
WHEREAS, the Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its stockholders; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to secure Participant’s continued services and to protect Participant in the case of certain terminations; and
WHEREAS, the Company and Participant have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the terms and conditions of the Plan and this Agreement.
Section 1. Participation in the Plan. As of the Effective Date, Participant shall be a “Participant” in the Plan for all purposes thereunder. Subject to the terms and conditions of the Plan, Participant shall be eligible to receive Severance Benefits under the Plan.
Participant hereby acknowledges that he/she has received a copy of the Plan and that Participant has read, reviewed and understood the requirements and terms contained within the Plan.
Section 2. Existing Arrangements. This Agreement and the Plan set forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof; provided, however, that to the extent that the Participant is party to an Employment Agreement (as defined in the Plan) that provides for payments or other benefits in connection with a termination of employment that would be a Qualifying Termination (as defined in the Plan) that are greater than, or in addition to, the Severance Benefits to be provided to the Participant pursuant to the terms of the Plan, then the Participant shall receive the payments and benefits pursuant to the Employment Agreement and any greater, or additional Severance Benefits, provided that Participant shall not be entitled to any duplication of payments or benefits but rather the most advantageous (to the Participant) treatment of each payment or benefit (including with respect to the vesting of Equity Awards (as defined in the Plan), as applicable, per Section 9 of the Plan.
Section 3. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
MIRION TECHNOLOGIES, INC.

By:    /s/ Thomas Logan
Name: Thomas Logan Title:    CEO

PARTICIPANT

By:    /s/ Alison Ulrich
Name: Alison Ulrich

3